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                                                                     EXHIBIT 5.1

                      [Letterhead of Frost Brown Todd LLC]

February 13, 2002

Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223

Gentlemen:

         We have acted as counsel to Res-Care, Inc., a Kentucky corporation (the "Company"), in connection with the Company's offer to exchange (the "Exchange Offer") $150,000,000 in aggregate principal amount of its 10 5/8% Senior Notes due 2008 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing 10 5/8% Senior Notes due 2008 (the "Old Notes"), as described in the Registration Statement on Form S-4 relating to the Exchange Offer (as amended or supplemented, the "Registration Statement") filed with the Securities and Exchange Commission. The Exchange Notes will be guaranteed by each of the corporations, partnerships and limited liability companies listed on the ANNEX hereto, each of which is organized under the laws of the United States of America (collectively, the "Subsidiary Guarantors").

         The Old Notes were issued, and the Exchange Notes are proposed to be issued, pursuant to an indenture dated as of November 15, 2001 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and National City Bank (the "Trustee"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Indenture is an exhibit to the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         In connection with the opinions expressed in this letter, we have reviewed the Registration Statement and the related Prospectus and the Indenture (including the form of Exchange Notes and Notation of Guarantee related thereto) (collectively referred to herein as the "Transaction Documents"). We also have investigated such questions of law and examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records, in each case as we have deemed necessary or appropriate for the purpose of expressing the opinions set forth herein.

         In connection with the rendering of this opinion, we have examined and relied, as to factual matters, upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, statements of public officials and Company officers and directors, and such other instruments, and have made such investigations of law, as we have deemed relevant and necessary as a basis for this opinion, including, without limitation, the following documents:

          1.   The Transaction Documents;

          2.   The Old Notes;

          3.   The Company's minute books;

          4. Copies of the certificates or articles of incorporation, each as amended as of the date hereof, of the Company and those Subsidiary Guarantors that are corporations;

          5. Copies of the by-laws, each as amended as of the date hereof, of the Company and those Subsidiary Guarantors that are corporations;

          6. Copies of limited liability company agreements, each as amended as of the date hereof, of those Subsidiary Guarantors that are limited liability companies;

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          7.   Records of corporate and other proceedings of the Company and
               Subsidiary Guarantors relating to the authorization of the execution and delivery of the Indenture, and the authorization of the issuance thereunder of the Old Notes and the Exchange Notes; and

          8. An executed counterpart of the Indenture (including the form of Notes contained therein).

          Based upon and subject to the foregoing and other limitations and qualifications stated herein, we are of the opinion that:

               (i) the Exchange Notes and the Notations of Guarantee related thereto have been duly authorized by the Company and each of the Subsidiary Guarantors, respectively, and, when executed by the Company and each of the Subsidiary Guarantors, respectively, and duly authenticated by the Trustee and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, if, notwithstanding the contrary governing law provision in the Indenture, the Exchange Note and the Notations of Guarantee related thereto were governed by the laws of the Commonwealth of Kentucky (other than the choice of law provisions thereof), the Exchange Notes and the Notations of Guarantee related thereto would constitute legal, valid and binding obligations of the Company and each of the Subsidiary Guarantors, respectively, enforceable against the Company and each of the Subsidiary Guarantors, respectively, in accordance with their terms; and

               (ii) the Indenture has been duly authorized, executed and delivered by the Company and each of the Subsidiary Guarantors and, assuming due execution and delivery thereof by the Trustee, if, notwithstanding the contrary governing law provision in the Indenture, the Indenture were governed by the laws of the Commonwealth of Kentucky (other than the choice of law provisions thereof), the Indenture would constitute a legal, valid and binding obligation of the Company and each of the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms.

          Insofar as this opinion relates to the enforceability of any document or instrument, it is subject to (i) all bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (ii) general principles or equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). We express no opinion as to (w) the enforceability of any provision for the recovery of attorneys' fees, (x) the extent to which any document or instrument may be specifically enforced, (y) the validity or enforceability of any provision (1) purporting to modify or waive any requirement of commercial reasonableness, prior notice or right of redemption, (2) purporting to waive equitable rights or remedies, (3) purporting to waive any rights of the Company under the Transaction Documents, as the case may be, or any consent thereto, or any duty owed to the Company as a matter of law, except to the extent that it may so waive or consent under applicable law, or (4) purporting to require the payment or reimbursement of fees, costs, expenses or other amounts which are unreasonable in nature or amount, or (z) the enforceability of the provisions regarding indemnification and contribution set forth in Transaction Documents.

          We are members of the Bar of the Commonwealth of Kentucky and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under, laws other than the laws of the Commonwealth of Kentucky, the United States and the general corporate law of the State of Delaware, and the opinion given hereunder is limited thereto. We note that the Transaction Documents provide that the laws of the State of New York shall govern the interpretation and enforcement of the Indenture, Old Notes and Exchange Notes and, solely for purposes of this opinion, we have assumed that the substantive laws of the State of New York are identical to the substantive laws of the Commonwealth of Kentucky.

          The opinion is limited to the matters expressly stated herein and no other opinions are implied by, or are to be inferred from, this letter.

          The information set forth herein is as of the date of this opinion, and we assume no obligation to advise you of any changes, whether or not deemed material, of which we may subsequently learn.

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         We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement and to the reference to us under "Legal Matters" in the Prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             FROST BROWN TODD LLC


                                             By: /s/ Alan K. MacDonald
                                                 Alan K. MacDonald, Member

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                                      ANNEX

                              SUBSIDIARY GUARANTORS

Alternative Choices, Inc.
Alternative Youth Services, Inc.
B.W.J. Opportunity Centers, Inc.
Baker Management, Inc.
Bald Eagle Enterprises, Inc.
Bolivar Developmental Training Center, Inc.
Bolivar Estates, Inc.
Brinkley Group Homes, Inc.
Capital Tx Investments, Inc.
Careers In Procress, Inc.
Catx Properties, Inc.
CNC/Access, Inc.
Community Advantage, Inc.
Community Alternatives Illinois, Inc.
Community Alternatives Indiana, Inc.
Community Alternatives Kentucky, Inc.
Community Alternatives Missouri, Inc.
Community Alternatives Nebraska, Inc.
Community Alternatives Texas
Community Alternatives Virginia, Inc.
Creative Networks, LLC
Ebenezer Estates, Inc.
Educare Community Living - Normal Life, Inc.
Educare Community Living - Texas Living Centers, Inc.
Educare Community Living Corporation - America
Educare Community Living  Corporation - Missouri
Educare Community Living Corporation - Nevada
Educare Community Living Corporation - Gulf Coast
Educare Community Living Corporation - New Mexico
Educare Community Living Corporation - North Carolina
Educare Community Living Corporation - Texas
Educare Community Living Limited Partnership
Employ-Ability Unlimited, Inc.
Fort Mason Estates, Inc.
General Health Corporation
Hillside Estates, Inc.
Hydesburg Estates, Inc.
Individualized Supported Living, Inc.
J. & J. Care Centers, Inc.
Meadow Lane Estates, Inc.
Missouri Progressive Services, Inc.
Normal Life Family Serivces, Inc.
Normal Life of Kentucky, Inc.
Normal Life of California, Inc.
Normal Life of Central Indiana, Inc.
Normal Life of Georgia, Inc.
Normal Life of Indiana
Normal Life of Lafayette, Inc.
Normal Life of Lake Charles, Inc.

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Normal Life of Ouisiana, Inc.
Normal Life of Southern Indianan, Inc.
Normal Life, Inc.
Oak Wood Suites of Bolivar, Inc.
Oakview Estates of Bolivar, Inc.
Pebble Creek Estates, Inc.
Peopleserve, Inc.
PSI Holdings, Inc.
Raise Geauga, Inc.
Res-Care Alabama, Inc.
Res-Care Aviation, Inc.
Res-Care California, Inc. D/B/A RCCA Services
Res-Care Florida, Inc.
Res-Care Illinois, Inc.
Res-Care Kansas, Inc.
Res-Care New Jersey, Inc.
Res-Care New Mexico, Inc.
Res-Care Ohio, Inc.
Res-Care Oklahoma, Inc.
Res-Care Other Options, Inc.
Res-Care Premier, Inc.
Res-Care Tennessee, Inc.
Res-Care Training Technologies, Inc.
Res-Care Washington, Inc.
River Bluff Estates, Inc.
Rockcreek, Inc.
RSCR California, Inc.
RSCR Inland, Inc.
RSCR West Virginia, Inc.
Sha-Ree Estates, Inc.
Skyview Estates, Inc.
Southern Home Care Services, Inc.
Tangram Rehabilitation Network, Inc.
Texas Home Management, Inc.
The Academy For Individual Excellence, Inc.
The Citadel Group, Inc.
THM Homes, Inc.
Upward Bound, Inc.
Voca Corp.
Voca Corporation of America
Voca Corporation of Florida
Voca Corporation of Indiana
Voca Corporation of Maryland
Voca Corporation of New Jersey
Voca Corporation of North Carolina
Voca Corporation of Ohio
Voca Corporation of Washington, D.C.
Voca Corporation of West Virginia, Inc.
Voca of Indiana, LLC, a limited liability company
Voca Residential Services, Inc.
Willard Estates, Inc.
Youthtrack, Inc.